Exhibit 99.1

2014 Earnings
February 20, 2015

Annual Shareholder Meeting May 5, 2015 at 5 p.m. Comfort Inn Conference Center in Mt. Pleasant
Dear Shareholder,
I am pleased to share with you that 2014 was another successful year with record net income and increased dividends. We ended the year with net income of $13.72 million which is an increase of $1.21 million, or 9.70%, over 2013. Our strong financial results led to earnings per common share of $1.77 which enabled us to pay $0.89 per common share of cash dividends. Dividends paid in 2014 represented a 5.95% increase over 2013. Based on our average stock price of $22.51 for the month of December 2014, the annualized cash dividend yield was 3.95%.
During the year, total assets grew by 3.78% to $1.55 billion, and assets under management - which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department of $672.52 million - increased to $2.22 billion. We enjoyed total loan growth of $25.55 million which was driven by commercial and agricultural loan growth of $51.99 million. This was partially offset by declines in both residential real estate and consumer loans of $26.44 million as demand for residential real estate loans continued to be soft and the market for consumer loans continued to be dominated by automobile manufacturers.
Credit quality indicators continued to improve, resulting in a reduction in the allowance for loan and lease losses to 1.21% of gross loans as of December 31, 2014. In 2014, net loans charged-off declined by 52.68% to $732,000, when compared to 2013. The decline in net loans charged-off and continued reduction in loans classified as less than satisfactory, as well as loans past due and nonperforming which are at historically low levels, resulted in a reversal of the provision for loan losses of $668,000 for the year ended December 31, 2014.
While our net yield on interest earning assets of 3.45% remains historically low, it has stabilized. The low net yield on interest earning assets is a direct result of Federal Reserve Bank monetary policy. While we expect the Federal Reserve Bank to increase short term interest rates in 2015, we do not anticipate any significant improvements in our net yield on interest earning assets as the rates paid on interest bearing liabilities will likely increase faster than those of interest earning assets. Net interest income will increase only through continued growth in loans, investments, and other income earning assets.

(continued on reverse side)

ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com

Continued

As I reflect upon the last year, and my first year as CEO, I am proud to share in our success. As reported, our dividends continued to grow in 2014 which marked 33 consecutive years of growth in per common share dividends paid. During the year, we achieved a number of important successes that are expected to enhance shareholder value in future years including record net income, increased dividends, the move to the OTCQX tier stock exchange, and the appointment of Boenning & Scattergood, Inc. as our corporate market maker. Additionally, our unwavering commitment to our customer-focused culture has driven our past success and will continue to provide success in the future.
You will soon receive a copy of our 2014 annual report and 2015 proxy statement which will include additional information about our business operations and financial performance. Please return your proxy as soon as you have had the opportunity to review the annual report and proxy statement. Remember to mark your calendar for our annual shareholder meeting on May 5, 2015 at 5:00 p.m. at the Comfort Inn Conference Center in Mt. Pleasant. On behalf of our Board of Directors and all of our employees, I would like to thank you for your continued support. If you have questions or comments, please call me at (989) 779-6215 or email me at jevans@isabellabank.com.

Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.